EXHIBIT 99.1

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE
DOANE PET CARE REPORTS IMPROVED ADJUSTED EBITDA FOR ITS FISCAL 2005 THIRD QUARTER
Brentwood, Tennessee, November 7, 2005 — Doane Pet Care Company (the “Company”) today reported unaudited net sales and earnings results for its fiscal 2005 third quarter and nine month periods.
Quarterly Results
For the third quarter of fiscal 2005, the Company’s net sales were $231.4 million compared to $251.0 million for the third quarter of fiscal 2004, a decrease of 7.8%. This decrease was primarily due to the Company’s domestic cost-sharing arrangements, and the related impact of passing through lower commodity costs, and lower domestic sales volume, partially offset by higher European sales volume.
The Company reported a net loss of $19.0 million for its fiscal 2005 third quarter compared to a net loss of $15.3 million for its fiscal 2004 third quarter. Income from operations was $1.5 million in 2005 compared to $4.5 million in 2004. The positive impact on income from operations from lower global commodity costs was offset by other operating expense of $8.5 million in the current quarter compared to $1.1 million in the 2004 third quarter. The increase in other operating expense in the current quarter was principally due to a non-cash asset impairment charge of $5.0 million and a $2.3 million severance charge in connection with the cost savings initiatives announced in late September, which are expected to generate future annualized savings of between $2.5 million and $3.0 million.
Net cash provided by operating activities was $1.9 million for the 2005 third quarter compared to cash used in operating activities of $0.4 million for the 2004 third quarter. The improvement was principally due to lower global commodity costs partially offset by the related pass-through impact of the Company’s cost-sharing arrangements.
Adjusted EBITDA increased 22.2%, or $3.8 million, in the current quarter to $20.9 million from $17.1 million for the 2004 third quarter primarily due to the same factors affecting cash flows from operations.
The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”
Doug Cahill, the Company’s President and CEO, said, "We continued to benefit from favorable costs trends for our major commodities in the third quarter, principally corn and soybean meal. While we remain optimistic about our business prospects, we are cautious in our outlook due to recent upward cost trends for certain of our other raw materials, as well as the adverse impact that sustained higher natural gas and oil prices will continue to have on our fuel, packaging and freight costs.”
Year-to-Date Results
For the first nine months of fiscal 2005, the Company’s net sales decreased 4.8% to $742.4 million from $780.2 million for the first nine months of fiscal 2004. This decrease was primarily due to the Company’s cost-sharing arrangements, and the related impact of passing through lower commodity costs, and lower domestic sales volume, partially offset by higher European sales volume and favorable foreign currency exchange rate fluctuations.

The Company reported a net loss of $19.4 million for the fiscal 2005 nine month period compared to a net loss of $40.8 million for the fiscal 2004 nine month period. Income from operations was $40.8 million in the current nine month period compared to $16.9 million in the 2004 nine month period primarily due to lower global commodity costs, partially offset by the related pass-through impact of the Company’s cost-sharing arrangements. As with the third quarter, performance for the first nine months of 2005 was impacted by other operating expense of $6.8 million, which included the charges associated with the cost savings initiatives, partially offset by a favorable litigation settlement. This compares to $6.3 million of other operating expense in the 2004 nine month period principally related to the Company’s European restructuring. In addition, the period-over-period change in the Company’s income from operations was impacted by an $8.5 million favorable change in the fair value of the Company’s commodity derivative instruments.
Net cash provided by operating activities was $23.2 million for the 2005 nine month period compared to net cash used in operating activities of $6.7 million for the 2004 nine-month period. The improvement was primarily due to higher earnings resulting from lower global commodity costs, partially offset by the related pass-through impact of the Company’s cost-sharing arrangements.
Adjusted EBITDA increased 25.8%, or $15.5 million, to $75.6 million for the 2005 nine month period from $60.1 million for the 2004 nine month period principally due to the same factors affecting cash flows from operations.
Adjusted EBITDA Supplemental Information
Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that Adjusted EBITDA is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.
However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 gains and losses as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.
A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.
Forward-Looking Statements
All statements in this press release, including those comments made in paragraph seven regarding our business prospects and the impact of rising costs on our outlook, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: reliance on a few customers for a large portion of the

Company’s sales and its ability to maintain relationships with these customers; the Company’s exposure to, and ability to manage, its market risks relating to commodity, oil and natural gas prices, interest rates and foreign currency exchange rates; changes in demand for the Company’s products; future capital expenditures and the Company’s ability to finance these capital expenditures; the Company’s ability to make required principal and interest payments on its senior credit facility and other indebtedness and to comply with the covenants under its debt agreements; the Company’s business strategies and other plans and objectives for future operations; general economic and business conditions and changes in market trends; business opportunities that may be presented to and pursued by the Company from time to time; risks related to the Company’s international operations; risks related to product liability claims and product recalls; the outcome of any legal proceedings in which the Company or any of its subsidiaries may be a party; the impact of existing and new accounting pronouncements; and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2004 Annual Report on Form 10-K. The Company undertakes no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.
About the Company
Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of store brand pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 650 customers around the world and serves many of the top pet food retailers in North America and Europe. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, wet, semi-moist, soft-dry, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, no information contained therein shall be deemed to be a part of this press release.
CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774
-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except percentages)
(Unaudited)

	Third quarter		First nine months
	2005	2004	2005	2004
Net sales	$231.4	$251.0	$742.4	$780.2
Cost of goods sold	194.3	218.1	610.5	673.4

Gross profit	37.1	32.9	131.9	106.8
% of net sales	16.0%	13.1%	17.8%	13.7%

Operating expenses:
Promotion and distribution	13.7	13.8	42.8	41.8
Selling, general and administrative	12.5	12.4	38.4	38.4
Amortization	0.9	1.1	3.1	3.4
Other operating expense, net	8.5	1.1	6.8	6.3

Income from operations	1.5	4.5	40.8	16.9
Interest expense, net	19.3	18.5	57.0	54.6
Other income, net	—	(0.1)	(0.6)	(0.8)

Loss before income taxes	(17.8)	(13.9)	(15.6)	(36.9)
Income tax expense	1.2	1.4	3.8	3.9

Net loss	$(19.0)	$(15.3)	$(19.4)	$(40.8)

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except par value and shares)
(Unaudited)

	End of
	Third quarter	Fiscal
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$30.4	$28.8
Accounts receivable, net	92.1	112.4
Inventories, net	64.1	68.3
Deferred tax assets	1.9	2.4
Prepaid expenses and other current assets	8.4	7.1

Total current assets	196.9	219.0
Property, plant and equipment, net	228.3	258.1
Goodwill and other intangible assets	376.0	390.5
Other assets	29.4	34.3

Total assets	$830.6	$901.9

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY

Current liabilities:
Current maturities of long-term debt	$3.5	$3.7
Accounts payable	72.2	102.2
Accrued liabilities	56.0	59.2

Total current liabilities	131.7	165.1

Long-term debt:
Long-term debt, excluding current maturities	576.6	580.1
Senior Preferred Stock (Redeemable); 3,000,000 shares authorized, 1,200,000 shares issued and outstanding; $121.5 current redemption value	119.3	106.4

Total long-term debt	695.9	686.5
Deferred tax liabilities	36.0	33.6
Other long-term liabilities	10.2	9.5

Total liabilities	873.8	894.7

Commitments and contingencies
Stockholder’s (deficit) equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	31.7	62.7
Accumulated deficit	(190.6)	(171.2)

Total stockholder’s (deficit) equity	(43.2)	7.2

Total liabilities and stockholder’s (deficit) equity	$830.6	$901.9

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	First nine months
	2005	2004
Cash flows from operating activities:
Net loss	$(19.4)	$(40.8)
Items not requiring (providing) cash:
Depreciation	26.5	25.5
Amortization	3.2	4.1
Deferred income tax expense	3.3	3.2
Non-cash interest expense	16.9	14.9
Equity income of joint ventures	(0.3)	(0.7)
Asset impairments	6.1	0.4
Changes in current assets and liabilities	(13.1)	(13.3)

Net cash provided by (used in) operating activities	23.2	(6.7)

Cash flows from investing activities:
Capital expenditures	(15.7)	(9.9)
Other, net	(1.2)	(0.7)

Net cash used in investing activities	(16.9)	(10.6)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	13.1
Principal payments on long-term debt	(2.7)	(20.2)
Payments for debt issuance costs	(1.6)	(3.0)

Net cash used in financing activities	(4.3)	(10.1)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.4

Increase (decrease) in cash and cash equivalents	1.6	(27.0)
Cash and cash equivalents, beginning of period	28.8	29.3

Cash and cash equivalents, end of period	$30.4	$2.3

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(In millions)
(Unaudited)
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	Third quarter		First nine months
	2005	2004	2005	2004
Net loss	$(19.0)	$(15.3)	$(19.4)	$(40.8)
Adjustments to net loss:
Interest expense, net	19.3	18.5	57.0	54.6
Income tax expense	1.2	1.4	3.8	3.9
Depreciation	8.7	8.2	26.5	25.5
Amortization	0.9	1.2	3.2	4.1
SFAS 133 (gain) loss	1.3	2.0	(2.3)	6.5
Other operating expense, net	8.5	1.1	6.8	6.3

Adjusted EBITDA	20.9	17.1	75.6	60.1
Changes in current assets and liabilities	(0.5)	(0.6)	(13.1)	(13.3)
Adjustments to net loss which are changes in current assets and liabilities:
Change in interest payable	2.2	1.3	2.2	1.0
Change in income taxes payable	0.1	0.1	(0.1)	0.2
SFAS 133 gain (loss)	(1.3)	(2.0)	2.3	(6.5)
Other operating (expense) income	(3.1)	0.1	(3.8)	(0.6)
Adjustments to net loss which (require) provide cash:
Interest paid	(15.7)	(14.6)	(42.3)	(40.7)
Income taxes paid	(0.1)	(0.4)	(0.4)	(0.9)
Other operating (expense) income	(0.4)	(1.2)	3.1	(5.3)
Equity income of joint ventures	(0.2)	(0.2)	(0.3)	(0.7)

Net cash provided by (used in) operating activities	$1.9	$(0.4)	$23.2	$(6.7)